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                                                                    EXHIBIT 99.1

  SANMINA EXTENDS ACCEPTANCE DATE FOR OFFER TO THE SHAREHOLDERS OF SEGERSTROM

     SAN JOSE, Calif., Feb. 15 /PRNewswire/ -- Sanmina Corporation (Nasdaq:
SANM) today announced that its offer to the shareholders and holders of convertible debentures in AB Segerstrom & Svensson, a publicly held company listed on the OM Stockholm Exchange, which is currently set to expire on February 21, 2001, has been extended to February 27, 2001.

     A condition to the offer is receipt of clearance from relevant governmental competition authorities, principally the EU Commission. The extension is motivated by the fact that clearance by the EU Commission is anticipated at the end of February 2001.

     Announcement of the outcome of the offer is expected on or about February 28, 2001.

About Sanmina

     Founded in 1980, Sanmina is a leading global contract manufacturer providing a full spectrum of vertically integrated services to the fastest growing segments of the electronics manufacturing services market. Sanmina's unique total manufacturing solution, which encompasses engineering design, fabrication of printed circuit boards, cable assemblies, enclosures, complete system integration and test as well as global order fulfillment, provides customers with quality products and services on a quick-turn, cost effective basis. Sanmina provides these services to a diversified base of leading OEMs in the communications, industrial and medical instrumentation and computer sectors of the electronics industry. As a result of its position in the rapidly growing outsourcing market, Sanmina has consistently achieved record operating results and industry-leading returns.

     For its fiscal year ended September 30, 2000, Sanmina reported revenues of USD 3.9 billion, an increase of 63 percent over the prior year. Excluding non-recurring charges, Sanmina reported net income for the year of USD 259.4 million, up 77 percent from USD 146.5 million in the prior year. Including these charges, Sanmina reported net income of USD 192.3 million. Sanmina has over 24,000 employees and over 50 manufacturing facilities in ten countries.

     Sanmina common stock trades on the Nasdaq National Market under the symbol:
Nasdaq: SANM. Information regarding Sanmina can be found on its World Wide Web page located at http://www.sanmina.com.

About Segerstrom

     Segerstrom is an international group engaged in the development, manufacture and distribution of advanced enclosure systems for the communications industry. With world-leading quality processes for product development, manufacture, system integration and logistics, together with international presence, Segerstrom is the clear choice when selecting a partner for development projects and long-term relations. Examples of areas of application for Segerstrom's enclosure systems are radio base stations, and public and company telephone exchanges. Approximately 80 percent of the Group's deliveries of enclosure systems are for applications within mobile telephony and the Internet. Major customers include Allgon, Ericsson, Lucent, Motorola and Nokia.

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     For the nine months ended September 30, 2000 Segerstrom Group reported revenues of SEK 2.1 billion, an increase from SEK 1.3 billion the same period last year. Over the same period, the group achieved a net income of SEK 123 million. The Segerstrom Group has approximately 2,000 employees in Sweden, Finland, Brazil, Belgium, Hungary, Scotland and the USA.

     Segerstrom series B shares are traded on the Attract 40 list of the OM Stockholm Exchange under the symbol: SEGE B. Information regarding Segerstrom can be found on its World Wide Web page located at http://www.segerstrom.se . Safe Harbor Statement

     The foregoing, including the discussion regarding the company's future prospects contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of the company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, and competition and technological change. The company's actual results of operations may differ significantly than those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company's 2000 Annual Report on Form 10-K filed with the Securities Exchange Commission on December 18, 2000 and in the other reports and documents filed by Sanmina with the Commission from time to time.

CONTACT:

Rick Ackel,
EVP, Chief Financial Officer of Sanmina,

or

Paige Bombino,
Corporate Communications of Sanmina,
408-964-3610



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